Exhibit 99.(d)(4)
PHARMION CORPORATION
DISCLAIMER TO EQUITY AWARD AGREEMENTS
under the 2000 Stock Incentive Plan, as amended and restated
      Responsibility for Taxes. Regardless of any action Pharmion Corporation or my employer (collectively, the “Company”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding, as may be applicable (“Tax-Related Items”), I acknowledge that the ultimate liability for all Tax-Related Items legally due by me is and remains my responsibility and that the Company (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, the vesting of an Award, the exercise of an Option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise or Award and the receipt of any dividends; and (2) does not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate my liability for Tax-Related Items.
      Prior to the relevant taxable event, I shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding and payment on account obligations of the Company. In this regard, to the extent permissible under local law, I authorize the Company, at its discretion, to satisfy the obligations with regard to all Tax-Related Items legally payable by me by one or a combination of the following:

(1) withholding from my wages or other cash compensation paid to me by the Company; or

(2) withholding from proceeds of the sale of shares of Common Stock acquired upon exercise of the Option or pursuant to the Award; or

(3) selling or arranging for the sale of shares of Common Stock acquired upon exercise of the Option or pursuant to the Award; or

(4) withholding in shares of Common Stock, provided that the Company only withholds the amount of shares of Common Stock necessary to satisfy the minimum withholding amount.
      Finally, I shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of my participation in the Plan or my acquisition of shares of Common Stock that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise of an Option and refuse to deliver the shares of Common Stock if I fail to comply with my obligations in connection with the Tax-Related Items as described in this section.
      Nature of Grant. In accepting the Award, I acknowledge that:

(1) the Plan is established voluntarily by Pharmion Corporation, it is discretionary in nature and it may be modified, amended, suspended or terminated by Pharmion Corporation at any time, unless otherwise provided in the Plan or in the respective Award agreement;

(2) the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted repeatedly in the past;

(3) all decisions with respect to future Award grants, if any, will be at the sole discretion of Pharmion Corporation;

(4) my participation in the Plan shall not create a right to further employment with the Company and shall not interfere with the ability of the Company to terminate my employment relationship at any time;

(5) I am voluntarily participating in the Plan;

(6) the Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, and which is outside the scope of my employment contract, if any;

(7) the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company;

(8) in the event that I am not an employee of Pharmion Corporation, the Award and my participation in the Plan will not be interpreted to form an employment contract or relationship with Pharmion Corporation; and furthermore, the Award will not be interpreted to form an employment contract with any Subsidiary or Affiliate of Pharmion Corporation;

(9) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

(10) in the case of an Option grant, if the underlying shares of Common Stock do not increase in value, the Option may have no value;

(11) in the case of an Option grant, if I exercise my Option and obtain shares of Common Stock, the value of those shares of Common Stock acquired upon exercise may increase or decrease in value, even below the exercise price;

(12) in consideration of the grant of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or diminution in value of the Award or shares of Common Stock acquired pursuant to the Award resulting from termination of my employment by the Company (for any reason whatsoever and whether or not in breach of local labor laws) and I irrevocably release the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the Award agreement, I shall be deemed irrevocably to have waived my entitlement to pursue such claim;

(13) in the event of termination of my employment (whether or not in breach of local labor laws), my right to vest in the Award under the Plan, if any, will terminate effective as of the date that I am no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of employment (whether or not in breach of local labor laws), my right to exercise an Option or otherwise receive shares of Common Stock pursuant to an Award after termination of employment, if any, will be measured by the date of termination of my active employment and will not be extended by any notice period mandated under local law; the Board or Committee shall have the exclusive discretion to determine when I am no longer actively employed for purposes of my Award;

(14) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding my participation in the Plan, or my acquisition or sale of the underlying shares of Common Stock; and

(15) I am hereby advised to consult with my own personal tax, legal and financial advisors regarding my participation in the Plan before taking any action related to the Plan.
      Data Privacy. I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in the respective Award agreement and any other Award grant materials by and among, as applicable, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing my participation in the Plan.
      I understand that the Company may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

      I understand that Data will be transferred to E*Trade Financial Services, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. I understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company, E*Trade Financial Services and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.
      Governing Law. The Award grant, the provisions of the respective Award agreement and this disclaimer are governed by, and subject to, the laws of the State of Colorado, as provided in the Plan.
      For purposes of litigating any dispute that arises under this grant or the respective Award agreement, the parties hereby submit to and consent to the jurisdiction of the State of Colorado, agree that such litigation shall be conducted in the courts of Boulder County, Colorado or the federal courts for the United States for the District of Colorado, where this grant is made and/or to be performed.
      Language. If I have received the Award agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise prescribed by local law.
      Electronic Delivery. Pharmion Corporation may, in its sole discretion, decide to deliver any documents related to the Award granted under, and participation in, the Plan or future Awards that may be granted under the Plan by electronic means or to request my consent to participate in the Plan by electronic means. I hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by Pharmion Corporation or a third party designated by Pharmion Corporation.
      Severability. The provisions of the Award agreement and this disclaimer are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
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(This will be accepted or rejected in E*Trade by electronic signature during the grant process as a condition to receiving an award under the Plan).